Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES DECEMBER CASH DISTRIBUTION
     DALLAS, Texas, December 20, 2007 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.175357 per unit, payable on January 15, 2008, to unit holders of record on December 31, 2007.
     This month’s distribution increased due primarily to higher oil and gas prices. This would primarily reflect production for the month of October.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 69,771 bbls and 357,965 mcf. The average price for oil was $80.86 per bbl and for gas was $8.30 per mcf. Capital expenditures were approximately $228,746. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas (Mcf)	Oil	Gas
	(Bbls)		(per Bbl)	(per Mcf)

Current Month	69,771	357,965	$80.86	$8.30

Prior Month	77,884	365,925	$73.54	$7.03
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877 .228.5085